Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee 212-460-4111
May 5, 2016

CON EDISON REPORTS 2016 FIRST QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported first quarter net income of $310 million or $1.05 a share compared with $370 million or $1.26 a share in 2015. Adjusted earnings, which exclude the net mark-to-market effects of the competitive energy businesses (CEBs) were $348 million or $1.18 a share in 2016 compared with $365 million or $1.25 a share in 2015.

“Despite the impact of warmer than normal weather on steam revenues for the first quarter, the company remains on plan to achieve its forecast for adjusted earnings for 2016,” said John McAvoy, chairman and CEO of Con Edison.  “We have forged a new partnership with solar providers to promote renewable energy, and made new investments in electric and natural gas transmission. We remain committed to our customers, making sure they have access to clean and reliable energy supplies.”

The following table is a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income to adjusted earnings for the three months ended March 31, 2016 and 2015.

	Earnings per Share		Net Income (Millions of Dollars)
	2016	2015	2016	2015
Reported earnings per share (basic) and net income – GAAP basis	$1.05	$1.26	$310	$370
Net mark-to-market effects of the CEBs (a)	0.13	(0.01)	38	(5)
Adjusted earnings per share and adjusted earnings – non-GAAP basis	$1.18	$1.25	$348	$365

(a)	After taxes of $25 million and $3 million for the three months ended March 31, 2016 and 2015, respectively.

For the year 2016, the company confirms its previous forecast of adjusted earnings per share of $3.85 to $4.05 per share. The forecasted range includes the estimated earnings impact of the agreement the company announced in April 2016 for the purchase of a 50 percent equity interest in a natural gas pipeline and storage joint venture that is expected to be neutral to earnings per share in 2016 and accretive thereafter. Adjusted earnings per share exclude the net mark-to-market effects of the CEBs.

Con Edison has increased its estimates for capital requirements for 2016 from $4,892 million to $5,867 million in connection with the purchase of the joint venture interest. The company plans to meet its 2016 capital requirements, including for maturing securities, through internally-generated funds and the issuance of securities. The company’s plans include the issuance of approximately $500 million of common equity and approximately $500 million of long-term debt in connection with the purchase of the joint venture interest. In addition, the company’s plans to meet its other 2016 capital requirements include the issuance of between $1,000 million and $1,800 million of long-term debt, most of which would be at its utility subsidiaries; debt secured by its renewable electric production projects at the CEBs; and approximately $200 million of common equity in addition to equity under its dividend reinvestment, employee stock purchase and long term incentive plans.

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CON EDISON REPORTS 2016 FIRST QUARTER EARNINGS	page 2

The results of operations for the three months ended March 31, 2016, as compared with the 2015 period, reflect primarily the impact of warmer than normal weather on revenues for steam service, particularly when compared to the first quarter of 2015 when the weather was colder than normal. The utility rate plans provide for revenues to cover expected increases in certain operating costs including depreciation and property taxes. The results of operations also include the impact of the net mark-to-market effects of the CEBs.

The following table presents the estimated effect on earnings per share and net income for the 2016 period compared to the 2015 period, resulting from these and other major factors:

	Earnings per Share	Net Income (Millions of Dollars)
Consolidated Edison Company of New York, Inc. (CECONY) (a)
Changes in rate plans	$0.06	$16
Weather impact on steam revenues	(0.12)	(35)
Operations and maintenance expenses	0.04	13
Depreciation and property taxes	(0.08)	(23)
Other (b)	(0.03)	(9)
Total CECONY	(0.13)	(38)
Orange and Rockland Utilities, Inc. (O&R) (a)
Changes in rate plans	0.01	3
Operations and maintenance expenses	0.03	7
Depreciation and property taxes	(0.01)	(3)
Other	(0.01)	(3)
Total O&R	0.02	4
CEBs
Operating revenues less energy costs	(0.08)	(22)
Operations and maintenance expenses	(0.01)	(4)
Other	(0.02)	(6)
Total CEBs (c)	(0.11)	(32)
Other, including parent company expenses	0.01	6
Total variation	$(0.21)	$(60)

(a)
Under the revenue decoupling mechanisms in the utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved.

(b)	These variations include $8 million or $0.03 a share related to lower plant related flow-through tax deductions, offset in part by certain tax credits for the three months ended March 31, 2016.

(c)	These variations include the net mark-to-market effects shown in the table on page 1.

Refer to the company's First Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at March 31, 2016 and December 31, 2015 and the consolidated income statements for the three months ended March 31, 2016 and 2015. Additional information related to utility sales and revenues is available at www.conedison.com (select "Shareholder Services" and then select "Press Releases").

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CON EDISON REPORTS 2016 FIRST QUARTER EARNINGS	page 3

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and speak only as of that time. Actual results or developments may differ materially from those included in the forward-looking statements because of various factors such as those identified in reports the company has filed with the Securities and Exchange Commission, including that the company’s subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries’ rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries’ rate plans; the intentional misconduct of employees or contractors could adversely affect it; the failure of, or damage to, its subsidiaries’ facilities could adversely affect it; a cyber-attack could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries’ operations; a disruption in the wholesale energy markets or failure by an energy supplier could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; its strategies may not be effective to address changes in the external business environment; and it also faces other risks that are beyond its control.

This press release also contains a financial measure, adjusted earnings, that is not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). This non-GAAP financial measure should not be considered as an alternative to net income, which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings excludes from net income the net mark-to-market changes in the fair value of the derivative instruments the competitive energy businesses use to economically hedge market price fluctuations in related underlying physical transactions for the purchase or sale of electricity and gas. Adjusted earnings may also exclude from net income certain other items that the company does not consider indicative of its ongoing financial performance. Management uses this non-GAAP financial measure to facilitate the analysis of the company's financial performance as compared to its internal budgets and previous financial results. Management also uses this non-GAAP financial measure to communicate to investors and others the company’s expectations regarding its future earnings and dividends on its common stock. Management believes that this non-GAAP financial measure also is useful and meaningful to investors to facilitate their analysis of the company's financial performance.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $13 billion in annual revenues and $46 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350-square-mile-area in southeastern New York State and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy services company; Consolidated Edison Energy, Inc., a wholesale energy services company; Consolidated Edison Development, Inc., a company that develops, owns and operates renewable and energy infrastructure projects and Con Edison Transmission, Inc., which invests in electric and natural gas transmission projects.

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